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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission file Number 33-85474

                        U.S. TRADE TRUST SERIES 1996-A
             (Exact name of registrant as specified in its charter)

 c/o LaSalle National Bank, as Trustee, 135 South LaSalle Street, Chicago, IL
                            60603,  (312) 904-7326
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                 6.75% Trade Trust Certificates, Series 1996-A
           (Title of each class of securities covered by this Form)

                                     None

 (Titles of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      [_]       Rule 12h-3(b)(1)(ii)     [_]
        Rule 12g-4(a)(1)(ii)     [_]       Rule 12h-3(b)(2)(i)      [_]
        Rule 12g-4(a)(2)(i)      [_]       Rule 12h-3(b)(2)(ii)     [_]
        Rule 12g-4(a)(2)(ii)     [_]       Rule 15d-6               [_]
        Rule 12h-3(b)(1)(i)      [X]

     Approximate number of holders of record as of the certification or notice date: 9

     Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Trade Trust Series 1996-A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     LASALLE NATIONAL BANK, solely as
                                      Trustee for U.S. Trade Trust Series 1996-A

Date:  April 17, 1997                    By:  /s/ SHASHANK MISHRA
                                              -----------------------
                                         Its: FIRST VICE PRESIDENT
                                              -----------------------